--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  /x/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

/x/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                DATASCOPE CORP.
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                DATASCOPE CORP.
--------------------------------------------------------------------------------
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------

(5) Total fee paid:
--------------------------------------------------------------------------------

/ /  Fee previously paid with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
--------------------------------------------------------------------------------

(2) Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------

(3) Filing Party:
--------------------------------------------------------------------------------

(4) Date Filed:
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                DATASCOPE CORP.
                               14 PHILIPS PARKWAY
                           MONTVALE, NEW JERSEY 07645

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            ------------------------

                                DECEMBER 8, 1998

                            ------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Datascope Corp. (the "Corporation") will be held at 11:00 o'clock A.M., local time, on December 8, 1998, at The Harmonie Club, 4 East 60th Street, New York, New York, for the following purposes:

          1. To elect two directors of the Corporation to hold office until the Annual Meeting of Shareholders occurring in 2001 and until the election and qualification of their respective successors; and

          2. To transact such other business as may properly come before the meeting.

     Only holders of record of the Corporation's Common Stock at the close of business on October 27, 1998 are entitled to notice of, and to vote at, the meeting and any adjournment thereof. Such shareholders may vote in person or by proxy.

     SHAREHOLDERS WHO FIND IT CONVENIENT ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. IF YOU ARE NOT ABLE TO DO SO AND WISH THAT YOUR STOCK BE VOTED, YOU ARE REQUESTED TO FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                             By Order of the Board of Directors,

                                             Murray Pitkowsky,
                                             Secretary
 Dated: November 1, 1998

                                DATASCOPE CORP.
                               14 PHILIPS PARKWAY
                           MONTVALE, NEW JERSEY 07645

                           -------------------------
                                PROXY STATEMENT
                           -------------------------

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Datascope Corp. (the "Corporation") of proxies to be used at the Annual Meeting of Shareholders of the Corporation to be held at 11:00 o'clock A.M., local time, on December 8, 1998, at The Harmonie Club, 4 East 60th Street, New York, New York, and at any adjournments thereof. The purposes of the meeting are:

          1. To elect two directors of the Corporation to hold office until the Annual Meeting of Shareholders occurring in 2001 and until the election and qualification of their respective successors; and

          2. To transact such other business as may properly come before the meeting.

     If proxy cards in the accompanying form are properly executed and returned, the shares of Common Stock represented thereby will be voted as instructed on the proxy. If no instructions are given, such shares will be voted (i) for the election as directors of the nominees of the Board of Directors named below, and
(ii) in the discretion of the Proxies named in the proxy card on any other proposals to properly come before the meeting or any adjournment thereof. Any proxy may be revoked by a shareholder prior to its exercise upon written notice to the Secretary of the Corporation, or by the vote of a shareholder cast in person at the meeting. If a proxy is not returned, the shares represented by such proxy will not be voted. The approximate date of mailing of this Proxy Statement is November 1, 1998.

VOTING

     Holders of record of the Corporation's Common Stock on October 27, 1998, will be entitled to vote at the Annual Meeting or any adjournment thereof. As of that date, there were 15,168,227 shares of Common Stock outstanding and entitled to vote, and a majority, or 7,584,114 of these shares, will constitute a quorum for the transaction of business. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business; however, unreturned proxies are not counted for purposes of determining the presence or absence of a quorum. Each share of Common Stock entitles the holder thereof to one vote on all matters to come before the meeting, including the election of directors.

     The favorable vote of a majority of the votes cast at the meeting is necessary to elect each director of the Corporation. Abstentions, broker non-votes and shares represented by unreturned proxies are not considered votes cast and will have no effect on the outcome of the matters scheduled to be considered at the Annual Meeting. The Board of Directors recommends a vote FOR each of the nominees named below.

ELECTION OF DIRECTORS

     Two directors are to be elected at the Annual Meeting. The Board of Directors has recommended the persons named in the table below as nominees for election as directors. All such persons are presently directors of the Corporation. Unless otherwise specified in the accompanying proxy, the shares voted pursuant to it will be voted for the persons named below as nominees for election as directors. If, for any reason, at the time of the election any of the nominees should be unable or unwilling to accept election, it is intended that such proxy will be voted for the election, in such nominee's place, of a substitute nominee recommended by the Board of Directors. However, the Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director.

INFORMATION AS TO NOMINEES AND OTHER DIRECTORS

     The following information is supplied with respect to the nominees for election as directors of the Corporation in Class I, and for the directors in Classes III and II whose terms expire at the Annual Meeting of Shareholders occurring in 2000 and 1999, respectively, and until the election and qualification of their respective successors. Unless otherwise indicated below, each director has had the principal occupation(s) indicated on the table for five years or more.

NOMINEES FOR DIRECTOR

     CLASS I (If elected each director will hold office until the Annual Meeting of Shareholders occurring in 2001 and until the election and qualification of their respective successors.)

CLASS I

                                                  PRINCIPAL OCCUPATION            HAS BEEN A DIRECTOR OF
NAME OF DIRECTOR                           AGE    OR EMPLOYMENT                   THE CORPORATION DURING
----------------                           ---    ---------------------           ----------------------
George Heller...........................   76     Director(1)                     1970-1979;
                                                                                  1980-present
William L. Asmundson....................   61     Senior Investment Manager of    1969-present
                                                  Rockefeller & Co., Inc.

------------------

(1) Mr. Heller also served as Senior Vice President of the Corporation from 1970 through 1979 and from 1980 through October 1992 and as Secretary of the Corporation from 1970 through 1979 and from 1980 through December 1992.

DIRECTORS WHOSE TERM OF OFFICE WILL CONTINUE AFTER THE ANNUAL MEETING



CLASS II (TERM EXPIRES AT THE 1999 ANNUAL MEETING OF SHAREHOLDERS)

                                                  PRINCIPAL OCCUPATION            HAS BEEN A DIRECTOR OF
NAME OF DIRECTOR                           AGE    OR EMPLOYMENT                   THE CORPORATION DURING
----------------                           ----   ---------------------           ----------------------
David Altschiller.......................     57   Chairman/Chief Executive        1982-present
                                                  Officer of Hill, Holliday &
                                                  Altschiller(2)
Joseph Grayzel, M.D.....................     67   Consultant to the Corporation   1969-present
                                                  and Physician

------------------

(2) Hill, Holliday & Altschiller is the New York office of Hill, Holliday, Connors, Cosmopulos, Inc., a Boston advertising agency.

CLASS III (TERM EXPIRES AT THE 2000 ANNUAL MEETING OF SHAREHOLDERS)

                                                  PRINCIPAL OCCUPATION            HAS BEEN A DIRECTOR OF
NAME OF DIRECTOR                           AGE    OR EMPLOYMENT                   THE CORPORATION DURING
----------------                           ---    --------------------            ----------------------
Lawrence Saper..........................   70     Chairman of the Board,          1964-present
                                                  President and Chief Executive
                                                  Officer of the Corporation
Alan B. Abramson........................   52     Attorney(3)                     1996-present
Arno Nash...............................   71     Chairman of Iterman             1965-1967;
                                                  Industrial Products Ltd.(4)     1996-present

------------------

(3) Mr. Abramson has served as President of Abramson Brothers Incorporated since 1972.

(4) Mr. Nash has served as Chairman of Iterman Industrial Products Ltd. since 1965.

MEETINGS OF THE BOARD

     During the fiscal year ended June 30, 1998, four meetings of the Board of Directors were held. Each of the directors attended 75% or more of the aggregate number of meetings of the Board of Directors and committees on which he served.

     The Board of Directors has an audit committee consisting of Messrs. Asmundson, Abramson and Nash. The primary functions of the committee are to review the Corporation's financial statements, recommend the appointment of the Corporation's independent auditors and review the overall scope of the audit. This committee held two meetings during the Corporation's last fiscal year.

     The Corporation has a stock bonus committee consisting of Dr. Grayzel and Messrs. Saper and Heller. This committee is empowered to authorize the issuance of up to 100 shares of the Corporation's Common Stock to each of certain employees of the Corporation or its subsidiaries who have been employed for at least 10 years or who have provided outstanding services on behalf of the Corporation. This committee held one meeting during the Corporation's last fiscal year.

     The Board of Directors also has a compensation committee, which consisted of Messrs. Altschiller, Asmundson and Abramson during fiscal year 1998. The primary responsibility of this committee is to administer and make recommendations to the Board regarding the Corporation's bonus plans, to review the compensation arrangements relating to officers who are members of the Board of Directors and to administer the Datascope Corp. 1981 Incentive Stock Option Plan (the "1981 Option Plan") and the Datascope Corp. 1995 Stock Option Plan (the "1995 Option Plan"). This committee held four meetings during the Corporation's last fiscal year. Mr. Altschiller resigned from this committee effective August 28, 1998.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Corporation's directors and executive officers and persons who beneficially own more than 10% of a registered class of the Corporation's equity securities ("Reporting Persons") to file reports of ownership and changes in ownership with the Commission on a timely basis. Reporting Persons are required to furnish the Corporation with copies of all such forms that they file. Based solely on its review of such forms, except as set forth below in the remainder of this section, the Corporation believes that all filing requirements applicable to Reporting Persons during and with respect to fiscal 1998 were complied with on a timely basis.

     The following individuals who were executive officers of the Corporation during fiscal year 1998 acquired shares of Common Stock under the Datascope Corp. 401(k) Plan (the "401(k) Plan") on a monthly basis and, under
Section 16(a), a Form 4 was required to be filed by each executive officer within ten days after the end of the month in which each acquisition occurred:
Lawrence Saper, Murray Pitkowsky, Nicholas E. Barker, James L. Cooper, John Gilbert, Stanton J. Rowe, Russell Van Zandt and Eric H. Nietsch. Rather than filing a Form 4 in respect of each acquisition of shares of Common Stock pursuant to the 401(k) Plan to report such acquisition, each such executive officer filed a Form 5 required by Section 16(a) on August 10, 1998.

     The following individuals who were executive officers of the Corporation during fiscal year 1998 each filed a Form 5 required by Section 16(a) on August 10, 1998 to report the grant on February 24, 1998 of an option to purchase shares of Common Stock under the 1995 Option Plan, which should have been reported on a Form 4 required by Section 16(a) no later than March 10, 1998: Murray Pitkowsky, Nicholas E. Barker, John Gilbert, Timothy J. Haines, Stanton J. Rowe, Donald Southard, S. Arieh Zak, Esq. and Eric H. Nietsch.

SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS

     The following table provides information as to each person who is known to the Corporation to be the beneficial owner of more than 5% of the Corporation's voting securities as of October 1, 1998 (unless otherwise indicated):

                                                                 AMOUNT AND NATURE OF       PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                          BENEFICIAL OWNERSHIP(1)    COMMON STOCK(2)
---------------------------------------                          -----------------------    ---------------
Lawrence Saper ...............................................     2,929,100(3)             18.8      %
14 Philips Parkway
Montvale, NJ 07645
Private Capital Management, Inc. .............................     1,165,719(4)             7.7       %
3003 Tamiami Trail N.
Naples, FL 34103

------------------

(1) This table identifies persons having sole voting and investment power with respect to the shares set forth opposite their names as of October 1, 1998, except as otherwise disclosed in the footnotes to the table, according to information publicly filed or furnished to the Corporation by each of them.

(2) Shares beneficially owned, as recorded in this table, expressed as a percentage of the shares of the Common Stock of the Corporation outstanding as of October 1, 1998. For purposes of calculating Mr. Saper's beneficial ownership, any shares issuable pursuant to options exercisable within 60 days of October 1, 1998 are deemed to be outstanding.

(3) Includes (i) 36,201 shares owned by trusts created by Mr. Saper for his minor children, (ii) 3,150 shares owned by Carol Saper, Mr. Saper's wife,
    (iii) 350,328 shares which are owned by an irrevocable trust of which Carol Saper and Martin Nussbaum are trustees. Mr. Saper will receive annual distributions from that trust equal to 55.5% of the trust's initial net fair market value until November 2, 1999; thereafter, the sole beneficiaries are Carol Saper and Mr. Saper's descendants. The trustees have the sole right to vote and dispose of the shares. Mr. Saper disclaims beneficial ownership of all of the foregoing shares. Includes 545,000 shares which are issuable pursuant to currently exercisable options. This includes an option to purchase 500,000 shares, which option became exercisable on August 3, 1994, subject to the condition that the average of the high and low bid price of the Common Stock as quoted on NASDAQ on the date of exercise is at least $20. The exercise price of the option is $14.00, which was the fair market value of the Common Stock on the date of grant.

(4) Private Capital Management, Inc. ("PCM") is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended. As of October 9, 1998, PCM had shared investment power with respect to 1,165,719 shares of Common Stock and did not have sole investment power, shared voting power or sole voting power with respect to any shares of Common Stock. The information set forth herein was obtained from information furnished to the Corporation by PCM on October 21, 1998.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table provides information as of October 1, 1998 with respect to the Common Stock of the Corporation beneficially owned by each director and nominee (except Mr. Saper, whose holdings are shown in the preceding table) and each of the Named Executive Officers (as defined in "Executive Compensation" below), other than Mr. Saper, and by all directors and executive officers as a group (including Mr. Saper):

                                                                        AMOUNT AND NATURE            PERCENT OF
NAME OF BENEFICIAL OWNER(1)                                             OF BENEFICIAL OWNERSHIP      COMMON STOCK(2)
---------------------------                                             -----------------------      ---------------
Alan B. Abramson.....................................................              5,000(3)              *
David Altschiller....................................................             15,650(4)              *
William L. Asmundson.................................................             28,250(4)              *
Joseph Grayzel, M.D..................................................            255,992(5)             1.7%
George Heller........................................................             64,432(6)              *
Arno Nash............................................................             13,500(3)              *
Jason Sholder........................................................              7,500(7)              *
Murray Pitkowsky.....................................................             76,625(8)              *
Stanton J. Rowe......................................................             12,750(9)              *
Russell Van Zandt....................................................             37,821(10)             *
All executive officers and directors as a group
  (consisting of 18 individuals).....................................          3,545,885(11)           22.4%

------------------
* Less than 1%.

 (1) This table identifies persons having sole voting and investment power with respect to the shares set forth opposite their names, except as otherwise disclosed in the footnotes to the table, according to information furnished to the Corporation by each of them.

 (2) Shares beneficially owned, as recorded in this table, expressed as a percentage of the shares of the Common Stock of the Corporation outstanding as of October 1, 1998. For the purpose of calculating each person's beneficial ownership, any shares issuable pursuant to options exercisable within 60 days of October 1, 1998 are deemed to be beneficially owned by, and outstanding with respect to, such person.

 (3) Includes 5,000 shares which are issuable pursuant to currently exercisable options.

 (4) Includes 14,000 shares which are issuable pursuant to currently exercisable options.

 (5) Does not include 31,500 shares held in the name of Dr. Grayzel's children (all of whom have attained majority) under the Uniform Gift to Minors Act, as to which shares Dr. Grayzel disclaims beneficial ownership. Includes 39,000 shares which are issuable pursuant to currently exercisable options. Does not include 25,000 shares which are issuable pursuant to options which will vest on the attainment of certain milestones.

 (6) Includes 8,000 shares which are issuable pursuant to currently exercisable options.

 (7) Includes 7,500 shares which are issuable pursuant to currently exercisable options. Mr. Sholder's employment with the Corporation terminated on September 30, 1998.

 (8) Includes 37,500 shares which are issuable pursuant to currently exercisable options.

 (9) Includes 12,500 shares which are issuable pursuant to currently exercisable options.

(10) Includes 26,250 shares which are issuable pursuant to currently exercisable options. Mr. Van Zandt was removed as an officer of the Corporation on October 1, 1998 and his employment with the Corporation terminated on October 31, 1998.

(11) Includes 804,817 shares which are issuable pursuant to currently exercisable options.

EXECUTIVE OFFICERS OF THE CORPORATION

     The following table sets forth the names, ages and all positions and offices with the Corporation held by the Corporation's present executive officers. Unless otherwise indicated below, each person has held the office indicated for more than five years:

NAME                                               AGE   POSITIONS AND OFFICES PRESENTLY HELD
----                                               ---   ------------------------------------
Lawrence Saper..................................   70    Chairman of the Board, President and Chief
                                                           Executive Officer
Murray Pitkowsky................................   67    Senior Vice President and Secretary; Acting
                                                           President, Cardiac Assist Division(1)
Leonard S. Goodman..............................   54    Vice President and Chief Financial Officer(2)
Nicholas E. Barker..............................   40    Vice President, Design(3)
James L. Cooper.................................   47    Vice President, Human Resources(4)
John Gilbert....................................   41    Vice President; President, Collagen Products
                                                           Division(5)
Timothy J. Haines...............................   41    Vice President; President, InterVascular,
                                                           Inc.(6)
Stanton J. Rowe.................................   47    Vice President, Business Development(7)
Donald Southard.................................   52    Vice President; President, Patient Monitoring
                                                           Division(8)
S. Arieh Zak, Esq...............................   37    Vice President, Regulatory Affairs and Corporate
                                                           Counsel(9)
Eric H. Nietsch.................................   45    Treasurer(10)

------------------
 (1) Mr. Pitkowsky has been employed by the Corporation as Senior Vice President since October 1992, as Secretary since January 1993 and as Acting President of the Cardiac Assist Division since September 1998. From April 1986 through October 1992, Mr. Pitkowsky served as Vice President, Finance and Treasurer of the Corporation. He served as Treasurer from December 1996 to December 1997 and from February 1994 to May 1994. Mr. Pitkowsky also served as Chief Financial Officer from December 1996 to October 1998 and from August 1994 to May 1995.

 (2) Mr. Goodman has been employed as Vice President and Chief Financial Officer of the Corporation since October 1998. Mr. Goodman served as President of LSG Associates, Financial and Business Strategy Consulting from October 1997 to September 1998. Mr. Goodman served as Senior Vice President and Chief Financial Officer at Benjamin Moore & Co. from April 1997 to September 1997 and was Vice President and Chief Financial Officer at Thompson Minwax Corporation from June 1996 to January 1997. Mr. Goodman served as Vice President, Finance and Chief Financial Officer at GAF Building Materials Corporation from August 1989 to May 1996.

 (3) Mr. Barker has been employed by the Corporation as Vice President, Design since December 1997. Mr. Barker was employed by the Corporation as Manager, Corporate Design from October 1993 to December 1997 and as an Industrial Designer from September 1991 to October 1993.

 (4) Mr. Cooper has been employed by the Corporation as Vice President, Human Resources since January 1998. Mr. Cooper served as Vice President, Human Resources of Schindler Elevator Corporation from January 1994 to January 1998 and was Group Vice President, Human Resources at Ingersoll-Rand Corporation from August 1988 to January 1994.

 (5) Mr. Gilbert has been employed as a Vice President of the Corporation and as the President of the Collagen Products Division since September 1997.
     Mr. Gilbert served as General Manager of the Collagen Products Division from May 1997 to September 1997. Previously, he served as Director of VasoSeal Sales for the Collagen Products Division from July 1995 to May 1997. Mr. Gilbert served as an Area Sales Director for

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

     the Patient Monitoring Division, beginning in 1994. Prior to becoming Area Sales Director, Mr. Gilbert served as a Regional Sales Manager and Zone Manager for the Patient Monitoring Division. Mr. Gilbert has been employed by the Corporation since 1983.

 (6) Mr. Haines has been employed as a Vice President of the Corporation and as the President of InterVascular, Inc. since August 1998. Mr. Haines served as Vice President, International Distribution and Markets of the Corporation from August 1997 to August 1998. Mr. Haines was Vice President, Managing Director, Europe at Heartport from March 1997 to August 1997.
     Mr. Haines served as a Vice President of the Corporation and as the President of the Patient Monitoring Division from July 1996 to March 1997. From July 1993 to June 1996, Mr. Haines served as the President of InterVascular, Inc., a wholly owned subsidiary of the Corporation. From June 1992 to July 1993, Mr. Haines served as Vice President, Operations of Telectronics, Inc.

 (7) Mr. Rowe has been employed by the Corporation as Vice President, Business Development since September 1996. From September 1996 to February 1997,
     Mr. Rowe also served as Acting President, Cardiac Assist Division. Prior to his employment with the Corporation, Mr. Rowe served as Vice President, New Business Development of Johnson & Johnson Interventional Systems Company from January 1990 to July 1996.

 (8) Mr. Southard has been employed as a Vice President of the Corporation and as the President of the Patient Monitoring Division since February 1997. Mr. Southard served as Vice President, Sales of the Patient Monitoring Division from July 1996 to February 1997. Prior to his employment with the Corporation, Mr. Southard served as Vice President, Sales and Marketing of Elscint, Inc. from August 1994 to June 1996, and as Chief Executive Officer of Serviscope Corp. from November 1991 to May 1994.

 (9) Mr. Zak has been employed by the Corporation as Corporate Counsel since November 1992, and as Vice President of Regulatory Affairs since September 1995. From 1986 through 1992 Mr. Zak served as a litigation associate at Sullivan & Cromwell.

(10) Mr. Nietsch has been employed by the Corporation as Treasurer since December 1997. Mr. Nietsch served as the Corporation's Assistant Treasurer from October 1994 to December 1997 and as its Director of Treasury from September 1987 to October 1994.

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

     The following table sets forth for the fiscal years ended June 30, 1998, 1997 and 1996, the compensation for services in all capacities to the Corporation of those persons who were at June 30, 1998 the chief executive officer and the other four most highly compensated executive officers of the Corporation (collectively, the "Named Executives"):

                                                                                  LONG TERM COMPENSATION
                                                                              ------------------------------
                                                                                     AWARDS
                                               ANNUAL                         --------------------   PAYOUTS
                                            COMPENSATION        OTHER         RESTRICTED             -------
                                          -----------------     ANNUAL          STOCK                  LTIP      ALL OTHER
                                          SALARY     BONUS    COMPENSATION      AWARDS     OPTIONS   PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION        YEAR     ($)       ($)          ($)           ($)         (#)       ($)        ($)(1)
---------------------------        ----   -------   -------   ------------    ----------   -------   -------   ------------
Lawrence Saper ..................  1998   850,650   638,000      249,014(2)       --            --     --         11,939
  Chairman of the Board,           1997   795,000   600,000      224,412(2)       --            --     --          9,869
  President and Chief              1996   630,000   400,000      343,530(2)       --            --     --          8,742
  Executive Officer

Jason Sholder(a) ................  1998   300,000   175,000(3)     68,614(4)      --            --     --          1,051
  Vice President; President,       1997    19,071    25,000(5)         --         --        50,000     --             --
  Cardiac Assist Division          1996        --        --           --          --            --     --             --

Murray Pitkowsky ................  1998   215,000    75,000           --          --        10,000     --          8,176
  Senior Vice President            1997   215,000    75,000           --          --        15,000     --          6,989
  and Secretary; Acting            1996   215,000    75,000           --          --        10,000     --          6,418
  President, Cardiac Assist
  Division

Stanton J. Rowe .................  1998   197,500    60,000           --          --        20,000     --          7,893
  Vice President,                  1997   154,071    60,000       86,328(6)       --        25,000     --            822
  Business Development             1996        --        --           --          --            --     --             --

Russell Van Zandt(b) ............  1998   215,000    45,700           --          --            --     --          5,974
  Vice President; President,       1997   215,000    35,000      275,344(7)       --        15,000     --          3,024
  InterVascular Inc.               1996   214,050    75,000           --          --        10,000     --          3,718

------------------
(a) Mr. Sholder's employment with the Corporation commenced on June 2, 1997 and terminated on September 30, 1998.

(b) Mr. Van Zandt was removed as an officer of the Corporation on October 1, 1998 and his employment with the Corporation was terminated on October 31, 1998.

(1) Amounts in this column represent (a) Corporation matching contributions under the Corporation's 401(k) Savings and Supplemental Retirement Plan,
    (b) premiums for term life insurance and (c) with respect to split dollar life insurance policies maintained by the Corporation for the benefit of Messrs. Saper and Pitkowsky, the actuarial value of the benefit to such Named Executives of the current year's insurance premium paid by the Corporation in excess of that required to fund the death benefit under the policy. The amounts comprising items (a), (b) and (c) described above for each Named Executive in fiscal year 1996 are as follows. Saper: (a) $4,750,
    (b) $1,026 and (c) $2,966. Sholder: (a) Not Applicable and (b) Not Applicable. Pitkowsky: (a) $4,620, (b) $863 and (c) $935. Rowe: (a) Not Applicable and (b) Not Applicable. Van Zandt: (a) $2,692 and (b) $1,026. The amounts comprising items (a), (b) and (c) described above for each Named Executive in fiscal year 1997 are as follows. Saper: (a) $4,750, (b) $1,124 and (c) $3,995, Sholder: (a) Not Applicable and (b) Not Applicable.
    Pitkowsky: (a) $4,750, (b) $732 and (c) $1,507. Rowe: (a) $0 and (b) $822.
    Van Zandt: (a) $1,900 and (b) $1,124. The amounts comprising items (a),
    (b) and (c) described above for each Named Executive in fiscal year 1998 are as follows: Saper (a) $4,800, (b) $1,124 and

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    (c) $5,415. Sholder (a) $0 and (b) $1,051. Pitkowsky (a) $4,750, (b) $996
    and (c) $2,430. Rowe: (a) $6,775 and (b) $1,118. Van Zandt (a) $4,850 and
    (b) $1,124. Cumulative net life insurance premiums paid under the split dollar life insurance program are recoverable (i) with respect to Mr. Saper, on death, if not recovered earlier, and (ii) with respect to Mr. Pitkowsky, at retirement or death.

(2) Includes payments for automobile and expense allowance, respectively, in the following amounts: $69,290 and $0 in fiscal 1998; $66,297 and $0 in fiscal 1997; and $66,684 and $45,876 in fiscal 1996. Also includes $131,970 reimbursement for executive portion of split dollar life insurance in fiscal year 1998, $112,470 in fiscal year 1997 and $179,557 in fiscal year 1996 covering fiscal years 1995 and 1996.

(3) Includes $100,000 bonus and $75,000 balance of sign-on bonus.

(4) Includes $66,826 reimbursement for relocation expenses.

(5) Represents installment payment of total sign-on bonus of $100,000.

(6) Includes $85,619 reimbursement for relocation expenses.

(7) Includes $267,900 reimbursement for relocation expenses.

OPTIONS OF NAMED EXECUTIVES TO PURCHASE SECURITIES

     On October 1, 1981, the Corporation adopted the 1981 Option Plan, which was subsequently approved by the shareholders at the 1981 Annual Meeting. Options that qualify as, and options that do not qualify as, incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code"), may be granted thereunder. The 1981 Option Plan, as amended, reserved 3,075,000 shares of Common Stock for issuance to key employees and officers recommended and approved by the Board of Directors, or a committee thereof, at a price not less than 100% (or, in the case of an incentive stock option granted to a 10% shareholder, 110%) of the fair market value of the shares purchased thereunder on the date of grant. No option may be exercisable more than ten years from the date of grant, and an incentive stock option granted to a 10% shareholder may not be exercisable more than five years from the date of grant. The Stock Option Plan is administered by the Compensation Committee of the Board of Directors. The 1981 Option Plan terminated on September 30, 1996; but options issued thereunder remain outstanding. Consequently, the Corporation can no longer issue options under the 1981 Option Plan.

     On September 19, 1995, the Corporation adopted the 1995 Option Plan, which was subsequently approved by the shareholders at the 1995 Annual Meeting. Options that qualify as, and options that do not qualify as, incentive stock options under the Code may be granted thereunder. The 1995 Option Plan reserved 750,000 shares of Common Stock for issuance to key employees and officers recommended and approved by the Board of Directors, or a committee thereof, at a price not less than 100% (or, in the case of an incentive stock option granted to a 10% shareholder, 110%) of the fair market value of the shares purchased thereunder on the date of grant. No option may be exercisable more than ten years from the date of grant, and an incentive stock option granted to a 10% shareholder may not be exercisable more than five years from the date of grant. The Stock Option Plan is administered by the Compensation Committee of the Board of Directors. The 1995 Option Plan terminates on September 17, 2005. On
December 9, 1997, Shareholders adopted an Amendment to the 1995 Stock Option Plan which increased to 1,500,000 the number of shares of the Corporation's Common Stock which may be the subject of options granted pursuant to the 1995 Option Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                              INDIVIDUAL GRANTS
                          --------------------------                                            POTENTIAL REALIZED
                          NUMBER OF     % OF TOTAL                                           VALUE AT ASSUMED ANNUAL
                          SECURITIES    OPTIONS                                                RATES OF STOCK PRICE
                          UNDERLYING    GRANTED TO                                         APPRECIATION FOR OPTION TERM
                          OPTIONS       EMPLOYEES IN    EXERCISE PRICE     EXPIRATION      ----------------------------
NAME                      GRANTED(#)    FISCAL YEAR       ($/SH)              DATE           5%($)             10%($)
----                      ----------    ------------    --------------    -------------    ---------        -----------
Lawrence Saper.........          0            --                --                   --          --                 --
Jason Sholder..........          0            --                --                   --          --                 --
Murray Pitkowsky.......     10,000(1)        2.1            24.688        Feb. 23, 2008     155,200            393,283
Stanton Rowe...........     20,000(1)        4.2            24.688        Feb. 23, 2008     310,400            786,566
Russell Van Zandt......          0            --                --                   --          --                 --

------------------
(1) The option becomes exercisable in four equal annual installments beginning on February 24, 1999. However, prior to February 24, 2003, the vested portion of the option is exercisable only if the average of the high and low sales prices of the Common Stock as quoted on The NASDAQ National Market System on the trading day immediately preceding the exercise date is equal to or greater than $31.00. After February 23, 2003, the option is fully exercisable, without regard to the price of the Common Stock.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                     NUMBER OF SECURITIES
                                            SHARES                  UNDERLYING UNEXERCISED    VALUE OF UNEXERCISED IN-THE-
                                           ACQUIRED      VALUE      OPTIONS AT FISCAL YEAR       MONEY OPTIONS AT FISCAL
                                         ON EXERCISE    REALIZED     END(#) EXERCISABLE/        YEAR END($) EXERCISABLE/
NAME                                       (#)            ($)           UNEXERCISABLE                UNEXERCISABLE
----                                     -----------    --------    ----------------------    ----------------------------
Lawrence Saper........................          0              0             545,000/0                   6,469,960/0
Jason Sholder.........................          0              0          7,500/42,500                52,973/300,178
Murray Pitkowsky......................      7,500        102,660         31,250/26,250               279,473/159,459
Stanton J. Rowe.......................          0              0          6,250/38,750                62,894/226,181
Russell Van Zandt.....................      5,500         47,094         20,000/17,500                82,820/154,381

                  PENSION PLAN AND SUPPLEMENTAL BENEFIT PLANS

  Pension Plan Table

                                                           YEARS OF SERVICE
                                          ---------------------------------------------------
FINAL AVERAGE COMPENSATION                  15         20         25         30         35
---------------------------------------   -------    -------    -------    -------    -------
$125,000...............................    28,125     37,500     46,875     56,250     65,625
$150,000...............................    33,750     45,000     56,250     67,500     78,750
$175,000...............................    39,375     52,500     65,625     78,750     91,875
$200,000...............................    45,000     60,000     75,000     90,000    105,000
$225,000...............................    50,625     67,500     84,375    101,250    118,125
$250,000...............................    56,250     75,000     93,750    112,500    131,250
$300,000...............................    67,500     90,000    112,500    135,000    157,500
$400,000...............................    90,000    120,000    150,000    180,000    210,000
$450,000...............................   101,250    135,000    168,750    202,500    236,250
$500,000...............................   112,500    150,000    187,500    225,000    262,500

  Pension Plan

     The Corporation maintains the Datascope Corp. Pension Plan. Each year the Corporation contributes an amount necessary to fund the plan on an actuarial basis. Pension benefits to be received upon retirement are determined by an employee's highest 5 consecutive years' earnings (based on base salary, commission and certain bonus compensation paid to sales and service representatives) in the 10 years preceding retirement, length of service with the Corporation and age at retirement. Mr. Saper is currently credited with 34 years of service under the plan, Mr. Pitkowsky with 12 years, and Mr. Rowe with 2 years. Pensions are reduced by 1.5% of an employee's estimated primary Social Security benefit for each year of credited service (to a maximum of 33 1/3 years). The net pension is limited as required by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The foregoing table illustrates annual pension benefits on a single life basis, assuming retirement at age 65 and prior to reduction for Social Security benefits or application of the ERISA limits.

  Supplemental Benefit Plans

     The Corporation also maintains certain plans which provide for supplemental pension benefits for Messrs. Saper and Pitkowsky (the "Supplemental Benefits Plans"). Under the terms of the plan maintained for Mr. Pitkowsky, he is entitled to receive upon retirement a total annual benefit of $120,000, which is payable for 15 years. The payments to be received were determined based upon Mr. Pitkowsky's employment by the Corporation past age 65. The plan in effect for Mr. Pitkowsky also provides for survivor benefits, including monthly payments upon death. The plan in effect for Mr. Saper during fiscal year 1998 provides that upon his retirement, Mr. Saper is entitled to receive annual lifetime payments, the amounts of which will be based on 60% of the average total compensation for the three years in which Mr. Saper's compensation was greatest of the ten years immediately preceding Mr. Saper's retirement, less the benefit payable under the Datascope Corp. Pension Plan. However, the supplemental retirement benefit will not be less than the value of the benefit that would have been payable had Mr. Saper's retirement occurred at age 65, which amount is actuarially increased to his actual retirement date. At
June 30, 1998, the estimated annual benefit payable to Mr. Saper under his Supplemental Benefits Plan approximates $1,185,000. Under the terms of
Mr. Saper's Supplemental Benefits Plan, the annual benefit will be increased to reflect changes in his compensation to retirement. The plan in effect for Mr. Saper provides survivor benefits in the form of a $10,000,000 life insurance policy, maintained pursuant to a split-dollar agreement among Mr. Saper, the Corporation, and a trust for the benefit of Mr. Saper's family (the "Trust"). The Corporation's net investment in the program is recoverable on Mr. Saper's death, but may be repaid sooner by the Trust. Benefits under each Supplemental Benefits Plan are paid from the general funds of the Corporation; however, the Corporation purchases key-man insurance intended to recover a substantial portion of the net after-tax cost of the benefits.

COMPENSATION OF DIRECTORS AND OTHER MATTERS

     Effective as of January 1, 1998, the annual retainer for each director of the Corporation (except Mr. Saper and Dr. Grayzel) (the "Non-Employee Directors") is $24,000, which is payable in shares of the Corporation's Common Stock pursuant to the Datascope Corp. Non-Employee Director Compensation Plan (the "Non-Employee Director Plan"). Payment of the annual retainer will generally occur at the beginning of the next succeeding calendar year. In connection with the payment of annual retainers, the Corporation has reserved 25,000 shares of Common Stock for issuance. A director may elect to defer receipt of compensation, in which case the annual retainer will be paid entirely in shares of Common Stock. In the case of directors electing current receipt of compensation, 40% of such portion is paid in cash (to approximate current federal income tax liability) and the balance in Common Stock. Effective September 1, 1998, Mr. Altschiller entered into a consulting arrangement with the Corporation (which is described below) and, as a result, is no longer eligible to participate in the Non-Employee Director Plan.

     From time to time, the Corporation has granted options to directors to purchase shares of Common Stock. These options remain exercisable in full until the earlier of ten years after the date of grant or the termination of status as a director of the Corporation, and are not transferable except that each of the options may be exercised by an executor or administrator within one year after an optionee's death or disability but not beyond the option's normal expiration date. Each option provides that the optionee may pay for any shares acquired pursuant to the exercise of such option by cash or check or by transfer to the Corporation of a number of shares of the

Corporation's Common Stock with an aggregate market value equal to the aggregate option exercise price. Such options do not qualify as incentive stock options under the Code. For federal income tax purposes, an optionee will realize taxable income on the date of exercise of an option, and the Corporation will then be allowed a deduction from income, equal to the excess of (a) the aggregate market value, on the date of exercise, of the shares so acquired over
(b) the aggregate option exercise price for such shares.

     Transactions with respect to stock options granted to directors who are officers of the Corporation pursuant to the 1981 Option Plan and the 1995 Option Plan and with respect to the certain director options which have been approved by the Corporation's shareholders are exempt from the short-swing trading liability provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to Rule 16b-3 of the Exchange Act. The 1981 Option Plan and the 1995 Option Plan do not cover grants to directors who are not employees or officers of the Corporation.

     Director David Altschiller has been engaged as a consultant to the Corporation since September 1998. Pursuant to an oral agreement, from September 1998 through August 1999, Mr. Altschiller will provide advice and counsel to the Corporation in the area of advertising. In consideration for these services, the Corporation has agreed to pay Mr. Altschiller a consulting retainer at the annual rate of $100,000, payable on the first day of each month. This agreement will remain in effect for one year and will be reviewed by the Corporation in August 1999.

     Director Joseph Grayzel, M.D. has been engaged as a consultant to the Corporation since January 1968. Pursuant to an oral agreement, Dr. Grayzel spends approximately 30 hours per week providing advice and counsel to the Corporation in the area of new product development. In consideration for these services, the Corporation paid Dr. Grayzel a consulting fee totaling $161,700 during fiscal 1998. In addition, during the fiscal year, Dr. Grayzel was paid a discretionary bonus of $30,000 in respect of fiscal 1997.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     The Corporation has entered into a five-year employment agreement with Mr. Saper, dated as of July 1, 1996. The employment agreement provides for automatic one-year extensions of the term of the agreement after July 1, 1997 unless either party gives notice of intent not to extend one hundred and eighty days before any extension. The employment agreement provides for an annual base salary of $795,000 until July 1, 1997, after which increases will be as determined by the Board of Directors or its Compensation Committee. On
September 17, 1997, the compensation committee of the Board of Directors (the "Compensation Committee") determined to increase Mr. Saper's annual base salary to $850,650. Pursuant to the terms of the employment agreement, Mr. Saper is entitled to an annual bonus based on criteria determined by the Compensation Committee. Under the employment agreement, Mr. Saper is also entitled to receive bonus compensation in accordance with any long-term and annual incentive compensation plans that are maintained by the Corporation for the benefit of its executives, and to participate in any other bonus plans maintained by the Corporation for its executives. See "Compensation Committee Report on Executive Compensation." Mr. Saper is also entitled to certain retirement benefits. See "Pension Plan and Supplemental Benefit Plans." Mr. Saper may terminate the employment agreement for good reason, including a significant breach by the Corporation of its obligations thereunder or certain changes in control of the Corporation, in which event Mr. Saper is entitled to receive a lump-sum payment equal to his compensation as then in effect (including base salary and prior year's bonus compensation) multiplied by the number of years (including any partial years) remaining in his term of employment.

     The Corporation has agreed that in the event of a change in control of the Corporation Mr. Pitkowsky and Mr. Goodman would each be entitled to a lump-sum payment of 2.5 times such employee's annual base salary then in effect.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee establishes and reviews the Corporation's arrangements and programs for compensating executive officers, including the Named Executives. The Compensation Committee is composed entirely of directors who are neither officers nor employees of the Corporation. The Compensation Committee has been advised by outside legal counsel and by compensation consultants in formulating the Compensation Committee's overall philosophy and objectives regarding executive compensation and in structuring the Chief Executive Officer's compensation package.

PHILOSOPHY AND POLICY

     The Compensation Committee's policy is to design executive compensation packages that reward the achievement of both short-term and long-term objectives of the Corporation. Under this approach, the attainment of yearly earnings and other short-term targets is compensated through yearly bonuses under the bonus plans described below, and long-term performance of the Corporation is rewarded through the grant of stock options under the 1995 Option Plan described above. The bonuses and stock options are in addition to executives' yearly base salaries, which are determined in a manner to be competitive with companies which the Compensation Committee believes are comparable to the Corporation in the Corporation's industry.

     The Datascope Corp. Annual Incentive Plan (the "Annual Incentive Plan"), approved by the Shareholders in 1997, allows for annual bonus payments to eligible executives based on attainment of overall corporate and division financial thresholds and targets and certain subjective criteria; in the case of Mr. Saper, the thresholds and targets are limited to objective financial criteria. The thresholds and targets are established annually by the Corporation's Board of Directors. Bonuses are granted to participants if the thresholds are achieved, and the size of the executive's bonus increases with the level of achievement up to a certain maximum level of bonus. However, the Committee has the discretion to (i) decrease or eliminate the award payable to any executive who is covered by Section 162(m) of the Code (such as Mr. Saper) (each a "Covered Employee"), or (ii) increase, decrease or eliminate the award payable to any other executive, to reflect the individual performance and contribution of, and other factors relating to, such executive.

     The Compensation Committee believes that, in addition to compensating executives for the long-term performance of the Corporation, the grant of stock options aligns the interest of the executives with those of the Corporation's shareholders. The Compensation Committee determines the recipients of stock option grants and the size of the grants consistent with these principles, and based on the employee's performance and position with the Corporation.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Saper's compensation for fiscal year 1998 was determined by an employment agreement entered into as of July 1996. The overall compensation included in the agreement was determined in a manner to be competitive with companies which the Compensation Committee believes are comparable to the Corporation in the Corporation's industry. Under the Annual Incentive Plan, Mr. Saper's total bonus compensation was $638,000 for fiscal year 1998.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Code generally disallows a tax deduction for compensation over $1,000,000 paid to the Corporation's Chief Executive Officer and certain other highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Because the Annual Incentive Plan received Shareholder approval in 1997, amounts payable to Mr. Saper and other Covered Employees under the Annual Incentive Plan can be deducted under
Section 162(m) of the Code.

                             COMPENSATION COMMITTEE

                                Alan B. Abramson
                              William L. Asmundson

     The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent that the Corporation specifically incorporated this information by reference and shall not otherwise be deemed filed under such Acts.

PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Medical Products and Supplies Index for the five year period commencing July 1, 1993 and each subsequent June 30 through June 30, 1998. The graph assumes that the value of the investment in Common Stock was $100 on July 1, 1993 and that all dividends were reinvested.

                                                              S & P HEALTH
                                                                  CARE
                                                                (MEDICAL
 MEASUREMENT PERIOD                                             PRODUCTS
(FISCAL YEAR COVERED)      DATASCOPE CORP.      S & P 500      & SUPPLIES)
---------------------      ---------------      ---------      ------------
1993                             100               100              100
1994                             107               101               96
1995                             115               128              148
1996                             118               161              194
1997                             131               217              257
1998                             177               282              344

                                 OTHER BUSINESS

     The Board of Directors of the Corporation knows of no other matters to be presented at the Annual Meeting. However, if any other matters properly come before the meeting, or any adjournment thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the next annual meeting of the Corporation's shareholders must be received by the Corporation for inclusion in the Corporation's 1999 Proxy Statement and form of proxy on or prior to July 4, 1999.

                    ANNUAL REPORTS AND FINANCIAL STATEMENTS

     The Annual Report to Shareholders of the Corporation for the year ended June 30, 1998 (the "Annual Report") is being furnished simultaneously herewith. Such Annual Report is not to be considered a part of this Proxy Statement.

     Upon the written request of any shareholder, management will provide, free of charge, a copy of the Corporation's annual report on Form 10-K for the fiscal year ended June 30, 1998, including the financial statements and schedules thereto. Requests should be directed to Secretary, Datascope Corp., 14 Philips Parkway, Montvale, New Jersey 07645.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Corporation's financial statements for the years ended June 30, 1998 and 1997 have been examined by the firm of Deloitte & Touche LLP, independent certified public accountants. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Shareholders to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

     The Corporation's Board of Directors intends to review the appointment of independent certified public accountants at a meeting subsequent to the Annual Meeting of Shareholders.

                              COST OF SOLICITATION

     The cost of soliciting proxies in the accompanying form has been or will be borne by the Corporation. The Corporation has engaged the firm of MacKenzie Partners, Inc. as proxy solicitors. The fee to such firm for solicitation services is estimated to be $7,500 plus reimbursement of out-of-pocket expenses. In addition, directors, officers and employees of the Corporation may solicit proxies personally or by telephone or other means of communication. Although there is no formal agreement to do so, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Corporation may reimburse them for any attendant expenses.

     It is important that your shares be represented at the meeting. If you are unable to be present in person, you are respectfully requested to sign the enclosed proxy and return it in the enclosed stamped and addressed envelope as promptly as possible.

                                          By Order of the Board of Directors,



                                          MURRAY PITKOWSKY,
                                          Secretary

Dated: November 1, 1998
       Montvale, New Jersey

PROXY                                                               COMMON STOCK
                                DATASCOPE CORP.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             OF THE CORPORATION FOR ANNUAL MEETING OF SHAREHOLDERS
                                DECEMBER 8, 1998

    The undersigned hereby constitutes and appoints LAWRENCE SAPER and MURRAY PITKOWSKY, and each of them, with full power of substitution, attorneys and proxies to represent and to vote all of the shares of Common stock, par value $.01 per share, of DATASCOPE CORP. that the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, at the Annual Meeting of the Shareholders of DATASCOPE CORP., to be held at The Harmonie Club, 4 East 60th Street, New York, New York, on December 8, 1998 at 11 o'clock A.M., local time, and at any adjournment thereof, on all matters coming before said meeting:

    1. ELECTION OF DIRECTORS. Nominees: George Heller and William L. Asmundson (Mark only one of the following boxes.)
       / / VOTE FOR all nominees listed above, except vote withheld as to the following nominees (if any): ____________________________________________
       / / VOTE WITHHELD from all nominees.

    2. In their discretion, upon any other business that may properly come before the meeting or any adjournment thereof.

                       (continue and sign on other side)

(Continued from other side)

    This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election as directors of the nominees of the Board of Directors.

    The undersigned acknowledges receipt of the accompanying Proxy Statement dated November 1, 1998.

                            Date: _____________________________________, 1998

                            _________________________________________________

                            _________________________________________________
                                       Signature of Shareholder(s)

                            (When signing as attorney, trustee, executor, administrator, guardian, corporate officer, etc., please give full title. If more than one trustee, all should sign. Joint owners must each sign.)

                            Please date and sign exactily as name appears above.
                                  I plan / /           I do not plan  / /
                            to attend the Annual Meeting.